Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	July 23, 2013
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS A SEQUENTIAL QUARTERLY INCREASE IN REVENUES AND COMPLETES ITS FISCAL YEAR WITH INCREASES IN REVENUES AND NET INCOME OVER THE PRIOR FISCAL YEAR.

Milpitas, California, July 23, 2013, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter and fiscal year ended June 30, 2013. Quarterly revenues of $327.3 million for the fourth quarter of fiscal year 2013 increased $12.7 million or 4.0% over the previous quarter's revenue of $314.5 million and decreased $2.7 million or 0.8% from $330.0 million reported in the fourth quarter of fiscal year 2012. Net income of $101.9 million decreased $9.0 million or 8.1% from the third quarter of fiscal year 2013 and decreased $1.4 million or 1.3% from the fourth quarter of fiscal year 2012. Net income in the third quarter of fiscal year 2013 benefited from a lower tax rate of 12.75% whereas the fourth quarter of fiscal year 2013 had a more normalized rate of 25.0%. The Company's tax rate in the third quarter of fiscal year 2013 was lower primarily due to cumulative benefits from the reinstatement of the federal R&D tax credit and secondarily due to the release of estimated tax liabilities for fiscal years that are no longer subject to audit. Diluted earnings per share of $0.43 per share in the fourth quarter of fiscal year 2013 decreased $0.03 per share or 6.5% from the third quarter of fiscal year 2013 due to the change in the tax rate and decreased $0.01 per share from the fourth quarter of fiscal year 2012.

Revenue for fiscal year 2013 was $1,282 million, an increase of 1.2% or $15.6 million over revenue of $1,267 million in the prior fiscal year. Net income of $406.9 million for fiscal year 2013 increased $8.8 million or 2.2% over $398.1 million reported in the previous fiscal year. The results for fiscal year 2013 benefited from a lower tax rate of 23.1% compared to 25.7% in fiscal year 2012. Diluted earnings per share for fiscal year 2013 was $1.71, an increase of $0.01 per share over the prior fiscal year.

During the fourth quarter the Company's cash, cash equivalents and marketable securities increased by $70.2 million to $1.525 billion net of spending $34.0 million to purchase 944 thousand shares in the open market. A cash dividend of $0.26 will be paid on August 28, 2013 to stockholders of record on August 16, 2013.

According to Lothar Maier, CEO, “We completed our fourth fiscal quarter with revenues at the high end of our guidance, up 4% sequentially, led by higher sales into the automotive and industrial markets. In addition, we improved both gross margin and operating margin which continue at industry leading levels. The June quarter was also our fiscal year end, and though fiscal 2013 suffered from a difficult macro economic environment, we managed to grow revenues slightly over the prior fiscal year, up 1.2%, and increase net income and earnings per share. Heading into the new fiscal year, we are optimistic about our future growth prospects. We ended the fiscal year with a good bookings quarter and a book-to-bill ratio greater than one. Historically, the first fiscal quarter is a seasonally weak period for us, but given our current bookings level we are currently forecasting that revenues for our first quarter of fiscal 2014 will be up 2% to 5%.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-Q for the quarter ended March 31, 2013.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 24, 2013 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (719) 325-4936, or toll free (800) 818-6592 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from July 24, 2013 through July 30, 2013.
You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #7655285. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 24, 2013 until the fourth quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	June 30, 2013	March 31, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Revenues	$327,265	$314,542	$330,011	$1,282,236	$1,266,621
Cost of sales (1)	81,314	79,259	81,263	322,516	312,539
Gross profit	245,951	235,283	248,748	959,720	954,082
Expenses:
Research & development (1)	60,560	58,517	59,479	235,184	224,467
Selling, general & administrative (1)	38,308	38,480	37,803	151,382	147,579
	98,868	96,997	97,282	386,566	372,046
Operating income	147,083	138,286	151,466	573,154	582,036
Interest expense	(6,812)	(6,812)	(6,881)	(27,314)	(27,649)
Amortization of debt discount(2)	(5,370)	(5,294)	(5,073)	(21,029)	(19,868)
Acquisition related costs	—	—	—	—	(3,195)
Interest and other income	1,020	1,004	1,067	4,070	4,586
Income before income taxes	135,921	127,184	140,579	528,881	535,910
Provision for income taxes	33,980	16,216	37,253	121,956	137,799
Net income	$101,941	$110,968	$103,326	$406,925	$398,111

Earnings per share:
Basic	$0.43	$0.47	$0.44	$1.72	$1.71
Diluted	$0.43	$0.46	$0.44	$1.71	$1.70

Shares used in determining earnings per share:
Basic	237,947	237,296	234,290	236,703	233,013
Diluted	238,925	238,641	235,297	237,753	234,298

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$1,960	$1,998	$1,929	$7,912	$7,579
Research & development	9,129	9,324	9,017	36,904	35,389
Selling, general & administrative	4,714	4,812	4,649	19,049	18,257
(2) Amortization of debt discount (non-
cash interest expense)	5,370	5,294	5,073	21,029	19,868

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2013	July 1, 2012
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,524,741	$1,203,059
Accounts receivable, net of allowance for doubtful
accounts of $1,891 ($2,035 at July 1, 2012)	145,274	153,090
Inventories	87,229	79,664
Deferred tax assets and other current assets	36,646	69,597
Total current assets	1,793,890	1,505,410

Property, plant & equipment, net	288,466	320,222
Other noncurrent assets	15,985	25,436
Total assets	$2,098,341	$1,851,068

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$10,258	$11,459
Accrued income taxes, payroll & other accrued liabilities	109,426	117,789
Deferred income on shipments to distributors	44,088	41,333
Convertible senior notes- current portion	826,629	—
Deferred tax liabilities- current portion	35,479	—
Total current liabilities	1,025,880	170,581

Convertible senior notes	—	805,599
Deferred tax and other noncurrent liabilities	90,553	138,380

Stockholders’ equity:
Common stock	1,736,729	1,588,045
Accumulated deficit	(754,555)	(851,702)
Accumulated other comprehensive income	(266)	165
Total stockholders’ equity	981,908	736,508
	$2,098,341	$1,851,068

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	June 30, 2013	March 31, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Reported net income
(GAAP basis)	$101,941	$110,968	$103,326	$406,925	$398,111

Stock-based compensation	15,803	16,134	15,595	63,865	61,225
Amortization of debt
discount(1)	5,370	5,294	5,073	21,029	19,868
Acquisition related costs	—	—	—	—	3,195
Income tax effect of
non-GAAP adjustments	(5,293)	(2,732)	(5,477)	(19,576)	(21,673)

Non-GAAP net income	$117,821	$129,664	$118,517	$472,243	$460,726

Non-GAAP earnings per share
Basic	$0.50	$0.55	$0.51	$2.00	$1.98
Diluted	$0.49	$0.54	$0.50	$1.99	$1.97

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and acquisition related costs.  The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.